As filed with the Securities and Exchange Commission on March 26, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	94-2885898
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

198 Champion Court

San Jose, CA 95134-1599

(408) 943-2600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

(Full title of the plans)

T. J. Rodgers

President and Chief Executive Officer

Cypress Semiconductor Corporation

198 Champion Court,

San Jose, CA 95134-1599

(408) 943-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini

Todd Cleary

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304-1050

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)(3)
Common Stock, $0.01 par value, to be issued pursuant to the terms of the Cypress Semiconductor Corporation Employee Qualified Stock Purchase Plan, as amended	2,709,703	$11.96	$32,408,047.88	$2,310.69
Total	2,709,703	$11.96	$32,408,047.88	$2,310.69

(1)	This registration statement shall also cover any additional shares of registrant’s common stock that become issuable under the Employee Qualified Stock Purchase Plan, as amended, as described herein (the “Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock. The total number of shares to be registered is for automatic increases for the 2009 and 2010 time frame and for additional shares from an automatic increase in 2008, which shares were omitted from the Company’s Form S-8 filed on October 27, 2008.
(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based upon the average of the high and low sale prices of the registrant’s common stock as reported on the NASDAQ Global Select Market on March 23, 2010.
(3)	The amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act, which provides that the fee shall be 0.00007130 multiplied by the maximum aggregate price at which such securities are proposed to be offered.

Explanatory Note—Registration of Additional Securities

This Registration Statement is filed pursuant to Item E under the general instruction to Form S-8 under the Securities Act of 1933, as amended, with respect to 2,709,703 additional shares of Registrant’s Common Stock that may be issued pursuant to the Registrant’s Employee Qualified Stock Purchase Plan, as amended (the “Plan”) as a result of certain automatic increases. Accordingly, the contents of the Registrant’s Form S-8 Registration Statements (Registration Statement Nos. 333-68703, 333-93839, 333-44264, 333-58896, 333-91764, 333-104672, 333-119049, 333-131494, 333-150484, and 333-154748) filed by the Registrant with the Securities and Exchange Commission on December 10, 1998, December 30, 1999, August 22, 2000, April 13, 2001, July 2, 2002, April 22, 2003, September 16, 2004, and February 3, 2006, April 28, 2008 and October 27, 2008 respectively, are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2.	Registration Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written or oral request to:

Brad W. Buss

Corporate Secretary

198 Champion Court, San Jose, California 95134

(408) 943-2754

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents and information previously filed by Cypress Semiconductor Corporation (“Cypress”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)	Cypress’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010.

(b)	Cypress’s Current Reports on Form 8-K filed with the Commission on January 29, 2010 and March 19, 2010.

(c)	The description of Cypress’s common stock contained in Cypress’s Registration Statement on Form 8-A dated August 30, 1988 filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating any such description.

All documents filed by Cypress pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modified or supersedes such statement. Except as so modified or superseded, such statement shall not be deemed to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article 10 of Cypress’s Second Restated Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, as the same now exists or may hereafter be amended, a director shall not be personally liable to Cypress or its stockholders for monetary damages for breach of fiduciary duty as a director and that Cypress is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of Cypress in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to statutory and non-statutory limits created by applicable Delaware law with respect to actions for breach of duty to a corporation, its stockholders and others. The Delaware General Corporation Law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article VI of Cypress’s Bylaws provides that Cypress (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Cypress) by reason of the fact that he is or was a director or officer of Cypress, or is or was serving at the request of Cypress as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and

(ii) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Cypress) by reason of the fact that he is or was an employee or agent of Cypress, or is or was serving at the request of Cypress as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Cypress, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws provide that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of Cypress, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Article VI of Cypress’s Bylaws also provides that Cypress (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Cypress to procure a judgment in its favor by reason of the fact that he is or was a director or officer of Cypress, or is or was serving at the request of Cypress as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and (ii) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Cypress to procure a judgment in its favor by reason of the fact that he is or was an employee or agent of Cypress, or is or was serving at the request of Cypress as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Cypress except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Cypress unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Cypress’s Bylaws also provide that, to the extent that a director or officer of Cypress has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith and to the extent that an employee or agent of Cypress has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Cypress’s Bylaws also permit Cypress to secure insurance on behalf of any officer, director, employee or agent of Cypress for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. Cypress currently maintains liability insurance for its officers and directors.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1	Employee Qualified Stock Purchase Plan, as amended.(1)

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).

24.1	Power of attorney (contained on signature pages of this registration statement).

(1)	Incorporated by reference from Cypress’s registration statement on Form S-8, dated October 27, 2008 (Commission file number 333-154748).

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 26 th day of March, 2010.

CYPRESS SEMICONDUCTOR CORPORATION

By:	/S/ BRAD W. BUSS
Brad W. Buss
Executive Vice President, Finance and
Administration and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. J. Rodgers and Brad Buss, and each of them, his attorney-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ T. J. RODGERS	President, Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2010
T. J. Rodgers

/S/ BRAD BUSS Brad Buss	Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2010

/S/ ERIC A. BENHAMOU	Director	March 26, 2010
Eric A. Benhamou

/S/ W. STEVE ALBRECHT	Director	March 26, 2010
W. Steve Albrecht

/S/ LLOYD CARNEY	Director	March 26, 2010
Lloyd Carney

/S/ JAMES R. LONG	Director	March 26, 2010
James R. Long

/S/ J. DANIEL MCCRANIE	Director	March 26, 2010
J. Daniel McCranie

/S/ EVERT VAN DE VEN	Director	March 26, 2010
Evert van de Ven

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1	Employee Qualified Stock Purchase Plan, as amended.(1)

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).

24.1	Power of attorney (contained on signature pages of this registration statement).

(1)	Incorporated by reference from Cypress’s registration statement on Form S-8, dated October 27, 2008 (Commission file number 333-154748).